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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in this Registration Statement on Form S-4 of ICN Pharmaceuticals, Inc. of our report dated March 1, 2001, except for Note 12, as to which the date is March 15, 2001, which includes an emphasis-of-a-matter paragraph related to the Company's change in method of accounting for its investment in ICN Yugoslavia, a previously consolidated subsidiary, relating to the financial statements schedule of ICN Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


                                          /s/ PRICEWATERHOUSECOOPERS LLP
                                          PricewaterhouseCoopers LLP

Orange County, California

November 7, 2001